EXHIBIT 5.1
                                   -----------
January 22, 2002

Urbana.ca, Inc.
750 West Pender Street, Suite 804
Vancouver, British Columbia V6C 2T8

RE:   URBANA.CA, INC. (THE "CORPORATION")
      REGISTRATION STATEMENT ON FORM S-8 (THE "REGISTRATION STATEMENT")

Gentlemen:

We have acted as special counsel to the Corporation in connection with the preparation of the Registration Statement on Form S-8 filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "1933 ACT"), relating to the proposed public offering of up to 1,163,660 shares of the Corporation's common stock, par value $0.01 per share (the "COMMON STOCK").

We are furnishing this opinion to you in accordance with Item 601(b)(5) of Regulation S-B promulgated under the 1933 Act for filing as Exhibit 5.1 to the Registration Statement.

We are familiar with the Registration Statement, and we have examined the Corporation's Articles of Incorporation, as amended to date, the Corporation's Bylaws, as amended to date, and minutes and resolutions of the Corporation's Board of Directors and shareholders. We have also examined such other documents, certificates, instruments and corporate records, and such statutes, decisions and questions of law as we have deemed necessary or appropriate for the purpose of this opinion.

Based upon the foregoing, we are of the opinion that the shares of Common Stock to be issued to the consultants and advisors named in the Form S-8, when issued in accordance with the Form S-8, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof.

Very truly yours,

/s/ KIRKPATRICK & LOCKHART LLP
------------------------------
KIRKPATRICK & LOCKHART LLP